October 24, 2001                            Craig A. Creaturo
                                            Treasurer
                                            (724) 352-4455
                                            ccreaturo@ii-vi.com
                                            II-VI Homepage:  www.ii-vi.com



           II-VI Incorporated Acquires Litton Systems, Inc.
                     Silicon Carbide (SiC) Group


PITTSBURGH, PA - October 24, 2001. II-VI Incorporated (Nasdaq: IIVI) today announced that it has acquired, via an asset purchase agreement, the Litton Systems, Inc. Silicon Carbide (SiC) Group. Terms of the transaction were not disclosed.

The acquired group will remain in New Jersey to continue their research and development of SiC. The ongoing SiC efforts of this newly acquired group will complement II-VI Incorporated's existing SiC research and development activities that have been ongoing since 1998.

Dr. Carl J. Johnson, chairman and chief executive officer stated, "Combining II-VI and Litton resources will more than double our SiC capability and should both accelerate the pace of product development and reduce time to market. The material properties of silicon carbide make it an excellent choice for products requiring its high-temperature, high-frequency and high-power electronic characteristics. These applications include devices for wireless communications, power-grid control circuitry, airport radar equipment and engine controls. While this strategic acquisition will increase our research and development investment in the near term, we believe it will make a significant contribution to the long-term success of II-VI Incorporated."

Headquartered in Saxonburg, Pennsylvania II-VI Incorporated designs, manufactures and markets optical and opto-electronic components, devices and materials for infrared, near-infrared, visible light, x-ray and gamma-ray instrumentation and telecommunication applications. The Company's infrared products, sold under the II-VI and Laser Power brand names, are used primarily in high-power CO2 (carbon dioxide) lasers. The Company's VLOC subsidiary manufactures near-infrared and visible light products for industrial, scientific and medical instruments and solid-state (such as YAG and YLF) lasers and products for the telecommunication industry. The Company's eV PRODUCTS division manufactures and markets solid-state x-ray and gamma-ray detector products for the nuclear radiation detection industry. The Company manufactures infrared products for military applications under the Exotic Electro-Optics brand name.

This press release contains forward looking statements as defined by
Section 21E of the Securities Exchange Act of 1934. Any information which is not historical in nature constitutes such forward looking statements. Actual results may differ from the results described in any forward looking statements due to, among other things, changes in market demand for laser optics and component products, products of the eV PRODUCTS division, telecommunications products and products of the Laser Power Corporation subsidiary, the Company's ability to maintain or increase market share, the Company's ability to effectively address market opportunities, and general market and economic conditions throughout the world.
Additional information on potential factors that could affect the Company's financial results was included in the Company's Form 10-K for the year ended June 30, 2001 as filed with the Securities and Exchange Commission.

CONTACT: Craig A. Creaturo, Treasurer of II-VI Incorporated, 724-352-4455, or e-mail, ccreaturo@ii-vi.com.

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